PROMISSORY NOTE

(Secured)

$750,000.00

Date:  November 18, 2008

Murrieta, California

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, CLX MEDICAL, INC., a Colorado corporation (“Borrower”) promises to pay to THYROTEC, LLC, a Delaware corporation (“Beneficiary”), or Order, the principal sum of Seven hundred fifty thousand dollars ($750,000.00) in lawful currency of the United States, together with simple interest thereon at the rate of six percent (6%) per annum, and payable interest only payable quarterly for the initial twelve (12) months, and then interest plus one-sixth (1/6) of the remaining principal payable each quarter until paid in full.  The term of this Note is thirty months (30).

Prepayment:  Borrower may prepay this Note in whole or in part at any time prior to maturity without any prepayment fee or penalty.

Additional Consideration:  As additional consideration, and during the time any amounts remaining outstanding under the terms of this Note, Borrower agrees to pay to Beneficiary a royalty equal to ten percent (10%) of the net sales received by Borrower.  This shall be calculated by taking the gross sales revenues less costs of goods sold, and shall be paid each quarter during the term of this Note.

Security:  This Note is a secured Note, and the amounts due hereunder are secured by assets of Borrower as disclosed to Beneficiary at the time of the making of this Note.  Borrower agrees not to sell or otherwise hypothecate any of the assets of the corporation without first obtaining the consent and approval of Beneficiary.

Default:  Borrower shall be considered to be in default under the provisions of this Note and Loan Agreement upon the occurrence of any of the following events:  (1)  Borrower shall fail to meet its obligation to make the required principal and interest payments due hereunder; or (2)  Borrower breaches or defaults in any material provisions of this Loan Agreement.  If Borrower transfer any assets for the benefit of creditors, or files for bankruptcy protection under any Chapter of the US Bankruptcy Code, all remaining amounts due hereunder shall immediately be due and payable.

Remedies:  Upon any default of this Note, Beneficiary shall give written notice to Borrower and give Borrower thirty (30) days to cure such default.  In the event that any default is not cured within said period, Beneficiary may declare the entire amount including interest due, immediately due and owing and payable.  In the event of non-payment and failure to pay, Beneficiary may use all remedies in law and equity to enforce and collect the amounts owed under this Note.

Borrower hereby waives Demand, Presentment, Notice of dishonor or default and Notice of Protest.

This Note and Loan Agreement shall be governed and construed in accordance with the laws of the State of California.  County of jurisdiction shall be San Diego.  In the event that Lender shall bring an action to enforce or defend any provision of this Agreement, it shall be entitled to reimbursement for all legal fees and costs incurred.

This Agreement can only be amended or modified by an Agreement in writing executed by Borrower and Lender.  Any forbearance or waiver granted by Lender shall not be construed as a modification or amendment to this agreement, or waiver as to any other provision or condition.

By its signature below, the signing party warrants and represents that it has received proper corporate and Board approval to commit the corporation to this obligation which is secured by assets of the corporation.

CLX Medical, Inc.

By /s/ Vera Leonard

     Vera Leonard

      Its President and CEO